The Bancorp, Inc. Reports Second Quarter 2005 Earnings

Wilmington, DE – July 26, 2005 – The Bancorp, Inc. (“Bancorp”) (Nasdaq NM: TBBK)

Financial highlights:

•	Return on average assets for the three months ended June 30, 2005 increased to 1.03% from 0.60% at June 30, 2004

•	Diluted earnings per share for the three months ended June 30, 2005 of $0.12 compared to $0.04 for the three months ended June 30, 2004

•	Loans increased $129.9 million or 30.4 % from December 31, 2004

Bancorp, a financial holding company, reported net income available to common shareholders for the three months ended June 30, 2005 of $1.5 million, or $0.12 diluted earnings per share, compared to net income available to common shareholders of $404,000, or $0.04 diluted earnings per share, for the three months ended June 30, 2004. Bancorp reported net income available to common shareholders for the six months ended June 30, 2005 of $1.9 million, or $0.15 diluted earnings per share, including non-recurring expenses of $1.3 million ($0.06 per diluted share) related to the early redemption of trust preferred subordinated debt, compared to net income available to common shareholders for the six months ended June 30, 2004 of $415,000, or $0.05 diluted earnings per share.

At June 30, 2005, Bancorp’s total assets were $736.6 million, an increase of $160.2 million or 27.8% from December 31, 2004. Loans grew to $557.8 million an increase of $129.9 million or 30.4% from those of December 31, 2004, and deposits grew to $557.1 million, an increase of $169.0 million or 43.5% during the same period. Total common shares outstanding were 12,576,767 at June 30, 2005 and 11,888,061 at December 31, 2004.

Conference Call Webcast
Interested parties can access the LIVE webcast of Bancorp’s Quarterly Earnings Conference Call at 10:00 AM EDT on Wednesday, July 27, 2005 by clicking on the webcast link on Bancorp’s homepage at www.thebancorp.com. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on Bancorp’s investor relations website and telephonically until Wednesday, August 3, 2005 by dialing 888-286-8010, access code 95010995.

About The Bancorp, Inc.
The Bancorp, Inc. is a bank holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank, through Philadelphia Private Bank, its regional community bank division, serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact
Andres Viroslav
215-861-7990
andres.viroslav@thebancorp.com

The Bancorp, Inc.
Financial highlights
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2005	2004		2005	2004
	(dollars in thousands except per share data)
Condensed income statement
Net interest income	$7,362	$4,094		$13,832	$7,384
Provision for loan and lease losses	550	400		1,050	732
Non-interest income	1,291	711		2,305	1,419
Non-interest expense	5,248	3,716		10,120	7,124

Net income from operations	2,855	689		4,967	947
Payment expense from redemption of trust preferred
subordinated debt	—	—		(1,285)	—

Net income before income tax expense	2,855	689		3,682	947
Income tax expense	973	—		1,234	—

Net income	1,882	689	(1)	2,448	947	(1)
Less preferred stock dividends and accretion	(204)	(223)		(408)	(446)
Income allocated to Series A preferred shareholders	(141)	(62)		(186)	(86)

Net income available to common shareholders	$1,537	$404		$1,854	$415

Basic earnings per share excluding loss from early redemption
of trust preferred securities net of tax expense of $436,000	$0.12	$0.04		$0.21	$0.05

Basic earnings per share from early redemption
of trust preferred securities net of tax expense of $436,000	$—	$—		$(0.06)	$—

Basic earnings per share	$0.12	$0.04		$0.15	$0.05

Diluted earnings per share excluding loss from early redemption
of trust preferred securities net of tax expense of $436,000	$0.12	$0.04		$0.21	$0.05

Diluted earnings per share from early redemption
of trust preferred securities net of tax expense of $436,000	$—	$—		$(0.06)	$—

Diluted earnings per share	$0.12	$0.04		$0.15	$0.05

Weighted average shares — basic	12,414,366	10,596,997	(2)	12,305,548	8,838,217	(2)
Weighted average shares — diluted	12,849,131	10,823,785	(2)	12,699,731	9,065,004	(2)

	June 30,	March 31,	December 31,	June 30,
	2005	2005	2004	2004
Condensed balance sheet
Assets
Federal funds sold	$4,858	$34,055	$8,291	$59,373
Investment securities	107,860	98,675	120,252	107,025
Loans	557,824	497,782	427,881	317,560
Allowance for loan and lease losses	(4,661)	(4,101)	(3,593)	(2,709)
Other assets	70,625	32,193	23,448	22,217

Total assets	$736,506	$658,604	$576,279	$503,466

Liabilities and shareholders’ equity
Transaction accounts	$323,972	$268,820	$205,249	$225,281
Time deposits	233,095	215,270	182,832	131,775

Total deposits	557,067	484,090	388,081	357,056
Other borrowings	45,252	46,837	60,052	33,289
Trust preferred subordinated debt			5,413	5,413
Other liabilities	3,504	2,559	1,331	459
Shareholder’s equity	130,683	125,118	121,402	107,249 (3)

Total liabilities and shareholders’ equity	$736,506	$658,604	$576,279	$503,466

	Second	First	Fourth	Second
	quarter	quarter	quarter	quarter
	average 2005	average 2005	average 2004	average 2004
Average condensed balance sheet
Assets
Federal funds sold	$65,345	$20,066	$36,749	$30,707
Investment securities	105,558	109,260	116,518	117,866
Loans	530,003	453,158	383,800	296,932
Allowance for loan and lease losses	(4,278)	(3,671)	(3,050)	(2,506)
Other assets	37,173	30,164	18,839	16,270

Total assets	$733,801	$608,977	$552,856	$459,269

Liabilities and shareholders’ equity
Transaction accounts	$347,151	$232,419	$228,990	$195,735
Time deposits	212,781	193,436	150,291	124,862

Total deposits	559,932	425,855	379,281	320,597
Other borrowings	43,322	54,337	47,769	27,412
Trust preferred		5,250	5,413
Guaranteed preferred interest in Company’s
subordinated debt				5,250
Other liabilities	3,324	747	392	114
Shareholders’ equity	127,223	122,788	120,001	105,896 (3)

Total liabilities and shareholders’ equity	$733,801	$608,977	$552,856	$459,269

	June 30,	March 31,	December 31,	June 30,
	2005	2005	2004	2004
	Amount	Amount	Amount	Amount

Loan Portfolio
Commercial	$96,775	$90,264	$89,327	$59,840
Commercial mortgage	167,185	149,883	140,755	115,323
Construction	133,962	116,014	97,239	61,723

Total commercial loans	397,922	356,161	327,321	236,886
Direct financing leases, net	75,266	72,566	44,795	40,188
Residential mortgage	47,115	43,148	31,388	22,437
Consumer loans and others	38,205	26,488	24,894	17,889

	558,508	498,363	428,398	317,400
Unamortized costs	(684)	(581)	(517)	160

Total loans, net of unamortized fees and costs	$557,824	$497,782	$427,881	$317,560

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Selected operating ratios
Return on average assets	1.03%	0.60%	0.73%	0.46%
Return on average equity	5.92%	2.60%	3.91%	2.17%
Net interest margin	4.20%	3.66%	4.31%	3.71%
Efficiency ratio	60.65%	80.55%	62.97%	83.71%
Book value per share	$9.61	$9.02	$9.61	$9.02

	As of or for the period ended
	June 30,
	2005	2004
Asset quality ratios
Nonperforming loans to total loans	0.23%
Nonperforming assets to total assets	0.18%
Allowance for loan and lease losses to total loans	0.84%	0.85%
Nonaccrual loans	$205	$—
Loans 90 days past due still accruing interest	$1,087	$—

(1) The June 30, 2004 net income reflects the December 2004 reorganization by eliminating the minority interest previously presented.

(2) The June 30, 2004 earnings per share and book value calculations include the shares issued in The Bancorp Bank’s public offering in February 2004. These shares were issued by The Bancorp, Inc. in December 2004 upon the completion of our reorganization.

(3) The June 30, 2004 shareholders’ equity includes the funds raised from The Bancorp Bank’s public offering in February 2004.
These funds were contributed in December 2004 to The Bancorp, Inc. upon completion of our reorganization.